EXHIBIT 12.2

     TEXTRON INC. INCLUDING ALL MAJORITY-OWNED SUBSIDIARIES

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                       Six Months
                                                          Ended
                                                        June 29, 1996
Fixed charges:
  Interest expense                                        $366
  Distributions on preferred securities of subsidiary
   trust, net of income taxes                               10
  Estimated interest portion of rents                       17

    Total fixed charges                                   $393



Income:
   Income from continuing operations before income
    taxes and distributions on preferred securities of
    subsidiary trust                                      $400
  Fixed charges                                            393

    Adjusted income                                       $793



Ratio of income to fixed charges                          2.02

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